Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2025, relating to the financial statements of Luminar Technologies, Inc. appearing in the Annual Report on Form 10-K of Luminar Technologies, Inc., for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP
San Jose, California
July 28, 2025